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                                                                      EXHIBIT 11
                                                                     PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.

                    CALCULATION OF NET LOSS PER COMMON SHARE

             FOR THE THIRTEEN WEEKS JUNE 29, 1996 AND JUNE 24, 1995

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                                       THIRTEEN WEEKS ENDED
                                                    ----------------------------
                                                     June 29,           June 24,

                                                       1996               1995
                                                    ---------          ---------
Weighted average common
   shares outstanding                                 4,871,716         4,965,006

Common Stock Equivalents
   which are dilutive                                    *                   *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                               -                    -
                                                    -----------       -----------

Weighted average common
   shares and equivalents
   outstanding                                        4,871,716         4,965,006
                                                    -----------       -----------

Net loss                                            ($1,275,749)      ($1,460,748)
                                                    -----------       -----------

Net loss per share                                       ($0.26)           ($0.29)
                                                    ------------      ------------


* Shares not included in calculation as the effects of such shares would be anti-dilutive.


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